                                               ---------------------------------
                                                         OMB APPROVAL
                                               ---------------------------------
                                               OMB NUMBER:             3235-0145
                                               EXPIRES:         OCTOBER 31, 1997
                                               ESTIMATED AVERAGE BURDEN
                                               HOURS PER RESPONSE..........14.90
                                               ---------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 4)*


                           High Country Bancorp, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    42965Q10
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


            Mr. Terry Maltese, Sandler O'Neill Asset Management LLC,
        780 Third Avenue - 30th Floor, New York, NY 10017 (212) 486-7300
--------------------------------------------------------------------------------
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                                 COMMUNICATIONS)


                               September 21, 2001
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


IF THE FILING PERSON HAS PREVIOUSLY FILED A STATEMENT ON SCHEDULE 13G TO REPORT THE ACQUISITION WHICH IS THE SUBJECT OF THIS SCHEDULE 13D, AND IS FILING THIS SCHEDULE BECAUSE OF RULE 13d-1(b)(3) OR (4), CHECK THE FOLLOWING BOX [ ].

NOTE: SIX COPIES OF THIS STATEMENT, INCLUDING ALL EXHIBITS, SHOULD BE FILED WITH THE COMMISSION. SEE RULE 13d-1(a) FOR OTHER PARTIES TO WHOM COPIES ARE TO BE SENT.

* THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                               PAGE 1 OF 12 PAGES.
                        EXHIBIT INDEX LOCATED ON PAGE ___

                                                                SEC 1746 (12-91)

                                  SCHEDULE 13D

CUSIP NO. 42965Q10                                            PAGE 2 OF 12 PAGES
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        SOAM Holdings, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
   NUMBER OF

     SHARES             --------------------------------------------------------
                        8      SHARED VOTING POWER
  BENEFICIALLY
                                 0
    OWNED BY            --------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
      EACH

   REPORTING            --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
     PERSON
                                 0
      WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 42965Q10                                            PAGE 3 OF 12 PAGES
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Sandler O'Neill Asset Management, LLC
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
   NUMBER OF

     SHARES             --------------------------------------------------------
                        8      SHARED VOTING POWER
  BENEFICIALLY
                                 0
    OWNED BY            --------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
      EACH

   REPORTING            --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
     PERSON
                                 0
      WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        00
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 42965Q10                                            PAGE 4 OF 12 PAGES
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Malta Partners, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
   NUMBER OF

     SHARES             --------------------------------------------------------
                        8      SHARED VOTING POWER
  BENEFICIALLY
                                 0
    OWNED BY            --------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
      EACH

   REPORTING            --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
     PERSON
                                 0
      WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 42965Q10                                            PAGE 5 OF 12 PAGES
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Malta Partners II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
   NUMBER OF

     SHARES             --------------------------------------------------------
                        8      SHARED VOTING POWER
  BENEFICIALLY
                                 0
    OWNED BY            --------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
      EACH

   REPORTING            --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
     PERSON
                                 0
      WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 42965Q10                                            PAGE 6 OF 12 PAGES
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Malta Hedge Fund, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
   NUMBER OF

     SHARES             --------------------------------------------------------
                        8      SHARED VOTING POWER
  BENEFICIALLY
                                 0
    OWNED BY            --------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
      EACH

   REPORTING            --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
     PERSON
                                 0
      WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 42965Q10                                            PAGE 7 OF 12 PAGES
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Malta Hedge Fund II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
   NUMBER OF

     SHARES             --------------------------------------------------------
                        8      SHARED VOTING POWER
  BENEFICIALLY
                                 0
    OWNED BY            --------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
      EACH

   REPORTING            --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
     PERSON
                                 0
      WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 42965Q10                                            PAGE 8 OF 12 PAGES
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Malta Offshore, Ltd
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        WC
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

        Cayman Islands
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
   NUMBER OF

     SHARES             --------------------------------------------------------
                        8      SHARED VOTING POWER
  BENEFICIALLY
                                 0
    OWNED BY            --------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
      EACH

   REPORTING            --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
     PERSON
                                 0
      WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

CUSIP NO. 42965Q10                                            PAGE 9 OF 12 PAGES
--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Terry Maltese
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*

        00
--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(d) OR 2(e)                                                           [ ]

--------------------------------------------------------------------------------
6     CITIZEN OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
                        7      SOLE VOTING POWER
   NUMBER OF

     SHARES             --------------------------------------------------------
                        8      SHARED VOTING POWER
  BENEFICIALLY
                                 0
    OWNED BY            --------------------------------------------------------
                        9      SOLE DISPOSITIVE POWER
      EACH

   REPORTING            --------------------------------------------------------
                        10     SHARED DISPOSITIVE POWER
     PERSON
                                 0
      WITH
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [ ]


--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

      This Amendment No. 4 to Schedule 13D relating to High Country Bancorp, Inc. is being filed on behalf of the undersigned to amend the Schedule 13D filed by the undersigned dated March 4, 1998, Amendment No. 1 to the Schedule 13D dated November 12, 1998, Amendment No. 2 to the Schedule 13D dated February 23, 1999 and Amendment No. 3 to the Schedule 13D dated March 31, 2001 (the "Schedule 13D"). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

ITEM 3. SOURCE AND AMOUNT OF FUNDS.

      Item 3 of the Schedule 13D is hereby amended in its entirety to read as follows:

      The net investment cost (including commissions, if any) of the shares of Common Stock held by MP, MHF, MPII, MHFII and MO is zero.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

      Item 5 of the Schedule 13D is hereby amended in its entirety to read as follows:

(a) Based upon an aggregate of 1,037,725 shares of Common Stock outstanding, as set forth in the Issuer's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, as of the close of business on September 21, 2001, none of the Reporting Persons nor 2WTC owned any shares of Common Stock, either individually or in the aggregate. None of MP, MPII, MHF, MHFII, MO, SOAM nor Holdings owned any shares of Common Stock.

(b) The Partnerships each have the power to dispose of and to vote the shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, Holdings. Holdings is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by Holdings. MO has the power to dispose of and to vote the shares of Common Stock beneficially owned by it. MO is a party to a management agreement with SOAM pursuant to which SOAM shares the power to dispose of and to vote the shares of Common Stock beneficially owned by MO. Mr. Maltese, as President and managing member of Holdings and SOAM, shares the power to dispose of and to vote the shares of Common Stock beneficially owned by the other Reporting Persons.

(c) During the sixty days prior to September 21, 2001, MP effected the following transactions in the Common Stock in open market transactions with brokers:

                                   Number          Price
          Date        Action      of Shares      per Share
          ----        ------      ---------      ---------
        09/17/01       Sold           700         $15.450
        09/21/01       Sold         4,800         $15.900


      During the sixty days prior to September 21, 2001, MHF effected the following transactions in the Common Stock in open market transactions with brokers:

                                   Number          Price
          Date        Action      of Shares      per Share
          ----        ------      ---------      ---------
        09/17/01       Sold           900         $15.450
        09/21/01       Sold         6,100         $15.900


      During the sixty days prior to September 21, 2001, MPII effected the following transactions in the Common Stock in open market transactions with brokers:

                                    Number         Price
          Date        Action      of Shares      per Share
          ----        ------      ---------      ---------
        09/17/01       Sold          4,100        $15.450
        09/21/01       Sold         28,700        $15.900

      During the sixty days prior to September 21, 2001, MHFII effected the following transactions in the Common Stock in open market transactions with brokers:

                                    Number         Price
          Date        Action      of Shares      per Share
          ----        ------      ---------      ---------
        09/17/01       Sold          3,500        $15.450
        09/21/01       Sold         24,450        $15.900

      During the sixty days prior to September 21, 2001, MO effected the following transactions in the Common Stock in open market transactions with brokers:

                                    Number         Price
          Date        Action      of Shares      per Share
          ----        ------      ---------      ---------
        09/17/01       Sold           800         $15.450
        09/21/01       Sold         5,950         $15.900


(d)   Not applicable.

(e)   Not applicable.

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: September 28, 2001

MALTA PARTNERS, L.P.                        MALTA HEDGE FUND, L.P.

By:     SOAM Holdings, LLC,                 By:     SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   ---------------------------------           ---------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA PARTNERS II, L.P.                     MALTA HEDGE FUND II, L.P.

By:     SOAM Holdings, LLC,                 By:     SOAM Holdings, LLC,
        the sole general partner                    the sole general partner


By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   ---------------------------------           ---------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President

MALTA OFFSHORE, LTD                         Sandler O'Neill Asset Management LLC

By:     Sandler O'Neill Asset
        Management LLC

By: /s/ Terry Maltese                       By: /s/ Terry Maltese
   ---------------------------------           ---------------------------------
        Terry Maltese                               Terry Maltese
        President                                   President

SOAM Holdings, LLC                          Terry Maltese


By: /s/ Terry Maltese                           /s/ Terry Maltese
   ---------------------------------           ---------------------------------
        Terry Maltese                               Terry Maltese
        President